UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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Croghan Bancshares, Inc.

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Croghan Bancshares, Inc.
323 Croghan Street
Fremont, Ohio 43420
NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Croghan Bancshares, Inc. (the “Company”) will be held at Terra Community College, Building B, Room B101, 2830 Napoleon Road, Fremont, Ohio 43420, on Tuesday, May 10, 2011, at 1:00 p.m., local time, for the following purposes:
1.	To elect three (3) directors to serve for terms of three (3) years each;

2.	To ratify the appointment of Clifton Gunderson LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.
The accompanying Proxy Statement describes each of these items in detail. The Company has not received notice of any other matters that may be properly presented at the Annual Meeting.
Shareholders of record at the close of business on March 11, 2011, will be entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof.
On or about March 28, 2011, the Company will mail to shareholders either (1) a copy of the accompanying Proxy Statement, a form of proxy card, and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2010, or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access the Company’s proxy materials on the Internet.
You are cordially invited to attend the Annual Meeting. Please vote as soon as possible even if you plan to attend the Annual Meeting. If you attend the Annual Meeting and desire to revoke your proxy, you may do so and vote in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

By Order of the Board of Directors,

Rick M. Robertson
President and Chief Executive Officer

Croghan Bancshares, Inc.
323 Croghan Street
Fremont, Ohio 43420
PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 10, 2011
GENERAL
This Proxy Statement, along with the form of proxy, are being furnished to shareholders of Croghan Bancshares, Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2011 Annual Meeting of Shareholders of the Company (the “Annual Meeting”), and at any adjournment(s) thereof. The Annual Meeting will be held on Tuesday, May 10, 2011, at 1:00 p.m., local time, at Terra Community College, Building B, Room B101, 2830 Napoleon Road, Fremont, Ohio.
The Company is furnishing proxy materials for the Annual Meeting over the Internet to some of its shareholders as permitted under the rules of the Securities and Exchange Commission (the “SEC”). Under the SEC rules, certain shareholders of the Company will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of Annual Meeting of Shareholders, this Proxy Statement, a form of proxy, and the Company’s Annual Report to the Shareholders for the fiscal year ended December 31, 2010 (the “2010 fiscal year”). The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Company’s proxy materials over the Internet and how shareholders can receive a paper copy of the proxy materials. All shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail. Shareholders who receive a Notice of Internet Availability of Proxy Materials are reminded that the Notice is not itself a proxy card.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011: The Notice of the Annual Meeting of Shareholders, this Proxy Statement, a sample of the form of proxy card, and the Company’s Annual Report to the Shareholders of the Company for the fiscal year ended December 31, 2010, are available at www.proxyvote.com. At this web address, shareholders can view the proxy materials, cast their vote, and request to receive proxy materials in printed form.
VOTING INFORMATION
Who is entitled to vote at the Annual Meeting?
Only shareholders of the Company of record at the close of business on March 11, 2011 (the “Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof. At the close of business on the Record Date, 1,673,380 common shares of the Company were outstanding and entitled to vote. Each common share of the Company entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Annual Meeting. A quorum for the Annual Meeting requires the presence, in person or by proxy, of a majority of the outstanding common shares of the Company.
How do I vote?
If you received a paper copy of the proxy materials by mail, a form of proxy for use at the Annual Meeting is included. You may ensure your representation at the Annual Meeting by completing, signing, dating, and promptly returning the form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, shareholders may transmit their voting instructions via the Internet by following the instructions included on the form of proxy or the Notice of Internet Availability of Proxy Materials. The deadline for transmitting voting instructions via the Internet as a shareholder of record is 11:59 p.m., Eastern Daylight Savings Time, on May 9, 2011. Please note that the last-dated proxy that you submit by any means will supersede any previously submitted proxy.
If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your common shares are held in “street name” by a broker, bank, or other holder of record, you must bring an account statement or letter from that broker, bank, or other holder of record authorizing you to vote on behalf of such record holder. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on the Record Date.

What if my common shares are held in “street name”?
Shareholders who hold common shares of the Company in “street name” with a broker, bank, or other holder of record should review the information provided to them by the holder of record. This information will describe the procedures to be followed in order to instruct the holder of record how to vote the “street name” common shares and how to revoke previously given instructions. If you hold your common shares in “street name”, you may be permitted to appoint your proxy by telephone or via the Internet and may incur costs associated with the Internet access or telephone usage.
How do I change or revoke my proxy?
Without affecting any vote previously taken, any shareholder who has submitted a proxy (including voting instructions transmitted via the Internet) may revoke his or her proxy at any time before it is voted by (1) filing with the Secretary of the Company, at the address of the Company set forth on the cover page of this Proxy Statement, written notice of such revocation; (2) executing a later-dated proxy card which is received by the Company prior to the Annual Meeting, or submitting a later-dated vote via the Internet prior to the deadline for doing so; or (3) attending the Annual Meeting and giving notice of such revocation in person. If your common shares are held in “street name” and you instructed your broker, bank, or other holder of record to vote your common shares, you must follow the instructions provided by your broker, bank, or other holder of record to revoke or change your vote. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy.
How will my common shares be voted?
Common shares represented by properly executed proxy cards or properly authenticated voting instructions transmitted via the Internet, which are timely received prior to the Annual Meeting and not subsequently revoked, will be voted as specified by the shareholder. If you submit a valid proxy card prior to the Annual Meeting or timely transmit voting instructions via the Internet, but do not indicate how you want your common shares to be voted, the proxies will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:
•	“FOR” the election as directors of the Company of the three (3) nominees listed below under the heading “PROPOSAL 1 — ELECTION OF DIRECTORS”; and
•	“FOR” the ratification of the appointment of Clifton Gunderson LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.
If any other matters are properly presented for a vote at the Annual Meeting or any adjournment(s) of the Annual Meeting, the proxies will vote on those matters in accordance with their best judgment in light of the conditions then prevailing. Broker/dealers who hold their customers’ common shares in “street name” may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, including a proposal to ratify the appointment of a company’s independent registered public accounting firm. However, without specific instructions from the customer who is the beneficial owner of such common shares, brokers may not vote such common shares on non-routine matters. As a result of rule changes recently adopted by the New York Stock Exchange (NYSE), the election of directors (whether contested or uncontested) is considered to be a non-routine matter and, therefore, brokers are permitted to vote on the election of directors only if the beneficial owner has provided voting instructions. Proxies submitted by broker/dealers which have not been voted on certain matters because they have not received specific instructions from their customers are referred to as “broker non-votes.” The Board of Directors of the Company has appointed IVS Associates, Inc., an independent voting services company, to serve as Inspector of Election at the Annual Meeting.
What constitutes a quorum for the Annual Meeting?
A quorum must exist to conduct business at the Annual Meeting. Under the Amended and Restated Code of Regulations of the Company (the “Regulations”), a quorum is a majority of the voting shares of the Company then outstanding and entitled to vote at the Annual Meeting. The common shares are the only shares of capital stock of the Company outstanding and entitled to vote. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes will be counted as being present for purposes of determining the presence of a quorum. There were 1,673,380 common shares of the Company outstanding and entitled to vote on the Record Date. A majority of the outstanding common shares, or 836,691 common shares, must be present in person or by proxy at the Annual Meeting to constitute a quorum.
Who will pay the cost of soliciting proxies?
The Company will bear the costs of preparing, printing, and mailing this Proxy Statement, the accompanying proxy card, and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors (other than any usage or access charges incurred if a shareholder appoints a proxy via the Internet or by telephone). The Company has retained Broadridge Financial Solutions, Inc. to assist in distributing its proxy materials for the Annual Meeting. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by approximately 12 officers, directors, and/or employees of the Company and The Croghan Colonial Bank, a wholly-owned subsidiary of the Company (the “Bank”), by further mailing, by telephone, or by personal contact. The Company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees, and fiduciaries who are record holders of common shares not beneficially owned by them for forwarding such materials to and obtaining proxies from the beneficial owners of such common shares.

PROPOSAL 1 — ELECTION OF DIRECTORS
Election of Directors for Terms Expiring in 2014
In accordance with Article Two of the Regulations, three directors are to be elected at the Annual Meeting for terms of three years each expiring in 2014, and until their respective successors are elected and qualified. The three Board nominees standing for election as directors are Claire F. Johansen, Rick M. Robertson, and Gary L. Zimmerman.
The following sets forth information, as of the date of this Proxy Statement, concerning each Board nominee for election as a director of the Company for a three-year term expiring in 2014. Unless otherwise indicated, each person has held his or her principal occupation for more than five years. All directors of the Company also serve as members of the Board of Directors of the Bank.

			Director of
			the Company	Nominee
Name	Age	Position(s) Held with the Company and the Bank and Principal Occupation(s)	Continuously Since	for Term Expiring In

Claire F. Johansen	57	Owner of Lane of Dreams Farm LLC, an equestrian training center located in Tiffin, Ohio. Formerly, President of COOA Holdings Company, a philanthropic organization located in Tiffin, Ohio, and President of Ohio Outdoor Advertising Corp., a billboard advertising company located in Fremont, Ohio, which has since been acquired by Lamar Advertising.	2000	2014

Rick M. Robertson	58	President and Chief Executive Officer of the Company and the Bank since September 2010. Previously served as Executive Vice President and Chief Banking Officer of ViewPoint Bank headquartered in Plano, Texas, from February 2006 to August 2010, and served as Chairman of ViewPoint Bankers Mortgage, Inc., a wholly-owned subsidiary of ViewPoint Bank, from September 2007 to August 2010. Prior to joining ViewPoint Bank, Mr. Robertson worked for Key Bank as Michigan District President from February 2002 until February 2006. In total, he has a 35+ year banking career with extensive lending and market leadership experience.	2010	2014

Gary L. Zimmerman	64	Owner and Partner of Swint-Reineck Company, located in Fremont, Ohio.	1991	2014
All of the Board nominees have consented to being named in this Proxy Statement and have agreed to serve as directors of the Company if elected. While it is contemplated that all nominees will stand for election, if at the time of the Annual Meeting one or more of the nominees should be unavailable or unable to serve as a candidate for election as a director of the Company, the named proxies reserve full discretion to vote the common shares represented by properly executed proxy cards, or by properly authenticated Internet votes, for the election of the remaining nominees and any substitute nominee(s) designated by the Board of Directors. The Board of Directors knows of no reason why any of the above-mentioned persons would be unavailable or unable to serve if elected to the Board. Under Ohio law and the Regulations, the three nominees for election as directors who receive the greatest number of votes will be elected.
The Board of Directors recommends a vote FOR the election of each of the Board nominees as a director of the Company for a three-year term expiring in 2014.

Continuing Directors
The following sets forth information, as of the date of this Proxy Statement, concerning the current directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each person has held his principal occupation for more than five years. All directors of the Company also serve as members of the Board of Directors of the Bank.

			Director of
			the Company
		Position(s) Held with the Company and	Continuously	Term
Name	Age	the Bank and Principal Occupation(s)	Since	Expires In

Michael D. Allen Sr.	65	Executive Vice President and General Manager of International Metal Hose Company, a manufacturer of flexible conduit and metal tubing located in Bellevue, Ohio.	2002	2012

James E. Bowlus	62	President and Treasurer of Fremont Candy & Cigar, Inc. located in Fremont, Ohio. Lead Independent Director of the Company and the Bank since October 2010.	2000	2013

James R. Faist	63	Vice President of Finance of Crown Battery Manufacturing Company located in Fremont, Ohio.	2007	2013

Stephen A. Kemper	71	Owner and President of Kemper Iron and Metal Company, a recycler and scrap processor located in Bellevue, Ohio.	1996	2012

Daniel W. Lease	62	President of KL&L, Inc., a refractory construction company located in Braddock, Pennsylvania. Vice President of Administration and CFO of Whetstone Technology, LLC, a refractory products manufacturer located in Cabot, Pennsylvania. Formerly, the President of Wahl Refractories, Inc. located in Fremont, Ohio.	1994	2013

Thomas W. McLaughlin	58	Vice President and Chief Financial Officer of Underground Utilities, Inc., a construction company located in Monroeville, Ohio. Formerly, a Partner of McLaughlin, Van Dootingh, Mosher & Company, CPAs, located in Norwalk, Ohio.	2006	2012

Allan E. Mehlow	56	Chief Financial Officer of The Mosser Group/WMOG Inc. located in Fremont, Ohio. Previously served as Vice President and Treasurer of Croghan Bancshares Inc. & Senior Vice President and Chief Financial Officer of The Croghan Colonial Bank from 2001 to March 2006.	2000	2013
Relationships Among Directors and Executive Officers
There are no family relationships among any of the directors, nominees for election as directors, and executive officers of the Company.

Compensation of Directors
During the 2010 fiscal year, each director received a fee of $800 for attendance at each meeting of the Board of Directors of the Bank and a fee of $400 for attendance at each committee meeting. Effective January 1, 2011, each chair of a committee of the Board of Directors will receive an additional $100 for attendance at each committee meeting. These director fee amounts were unchanged from 2009. No compensation was paid to directors for attendance at meetings of the Board of Directors of the Company. Directors who are also officers of the Company or the Bank do not receive compensation for attendance at committee meetings. The following contains information regarding the compensation awarded or paid to, or earned by, the Company’s directors during the 2010 fiscal year.
Director Compensation

	Fees Earned or	All Other
	Paid in Cash	Compensation	Total
Name (1)	($)	($)	($)

Michael D. Allen Sr.	$21,200.00	$0	$21,200.00
James E. Bowlus	$24,800.00	$0	$24,800.00
James R. Faist	$13,200.00	$0	$13,200.00
Claire F. Johansen	$18,800.00	$0	$18,800.00
Stephen A. Kemper	$18,000.00	$0	$18,000.00
Daniel W. Lease	$19,600.00	$0	$19,600.00
Thomas W. McLaughlin	$15,200.00	$0	$15,200.00
Allan E. Mehlow	$17,600.00	$0	$17,600.00
Gary L. Zimmerman	$14,400.00	$0	$14,400.00

(1)	Rick M. Robertson and Steven C. Futrell are not included in the above table because they served as named executive officers of the Company during the 2010 fiscal year, and the fees paid to each of Mr. Robertson and Mr. Futrell in his capacity as director of the Bank are fully reflected in the Summary Compensation Table on page 15 of this Proxy Statement.
CORPORATE GOVERNANCE
Director Independence
The Board of Directors of the Company affirmatively determines whether each director of the Company is independent based on the definition of an “independent director” set forth in NASDAQ Marketplace Rule 5605(a)(2). In making this determination, the Board of Directors considered any transactions, relationships, or arrangements between each director (including his or her family members and affiliates) and the Company or the Bank, including those described under “Related Party Transactions” of this Proxy Statement. Based on these considerations, the Board of Directors has determined that each of the following individuals who served as a director during the 2010 fiscal year qualifies as an “independent director”:

Michael D. Allen Sr.	Claire F. Johansen	Thomas W. McLaughlin
James E. Bowlus	Stephen A. Kemper	Allan E. Mehlow
James R. Faist	Daniel W. Lease	Gary L. Zimmerman
The Board of Directors has determined that (a) Steven C. Futrell did not qualify as an “independent director” because he served as President and Chief Executive Officer of the Company and the Bank, and (b) Rick M. Robertson did not qualify as an “independent director” because he serves as President and Chief Executive Officer of the Company and the Bank. The Board of Directors also determined that Allan E. Mehlow did not qualify as an “independent director” prior to March 31, 2010 because he formerly served as Vice President and Treasurer of the Company and Senior Vice President and Chief Financial Officer of the Bank until February 20, 2006, and served as a consultant to the Company and the Bank through March 31, 2007. However, the Board of Directors has determined that Mr. Mehlow qualified as an “independent director” from and after April 1, 2010, and that Mr. Mehlow currently qualifies as an “independent director.”

Director Nominations
The Company does not currently have a separate nominating committee of the Board of Directors. Instead, all of the independent directors of the Company meet in executive session to consider and recommend nominees for election or re-election to the Board of Directors of the Company. The Board of Directors believes that the independent directors as a group are able to perform the nominating functions in a fair and impartial manner. As a result, the Board of Directors believes it is unnecessary to create a separate nominating committee at this time.
The independent directors consider nominees proposed by shareholders of the Company in the same manner as nominees proposed by the Board of Directors. Section 2.04 of the Regulations prescribes the method by which a shareholder may nominate a candidate for election to the Board of Directors. Nominations for the election of directors at an annual meeting, other than those made by or on behalf of the existing Board of Directors of the Company, must be made in writing and must be received by the Secretary of the Company on or before the December 31st immediately preceding the annual meeting, or within a reasonable time as determined by the Board of Directors. Such notification must contain the following information:
•	The name, age, business or residence address of each nominee;

•	The principal occupation or employment of each nominee;

•	The number of common shares of the Company owned beneficially and/or of record by each nominee; and

•	The length of time each nominee has owned such shares.
Director Qualifications
The Board of Directors has adopted a written policy governing the nomination of candidates for election to the Board of Directors of the Company. A copy of the nomination policy was attached as Appendix A to the Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders. Pursuant to the nomination policy, individuals who are nominated for election to the Board of Directors must possess certain minimum qualities, including personal integrity, ethical character, sound judgment, demonstrated achievement, and a general appreciation and understanding of the major issues facing public companies of a size and operational scope similar to the Company. In addition, the nomination policy requires the independent directors to consider the contributions that a candidate can be expected to make to the collective functioning of the Board of Directors based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board of Directors at the time, and other relevant circumstances.
The Board of Directors believes that each nominee and current member of the Board of Directors possesses a strong and unique set of skills, qualities, and experiences, which gives the Board as a whole competence and experience in a wide range of areas, including banking industry experience, executive management, accounting and finance, government and community experience and leadership, corporate governance, and board service. Provided below is a discussion of certain of the specific experiences and skills that the Board of Directors believes qualify each of the nominees and current members of the Board of Directors to be nominated for re-election or to serve as a director of the Company.
Michael D. Allen Sr. has over 25 years of experience as a President/Chief Executive Officer and a General Manager of manufacturing businesses in which he has directed all aspects of the businesses, including sales and marketing, operations, purchasing, human resources, accounting, and finance. He brings to the Board of Directors management, business, and leadership experience.
James E. Bowlus has over 30 years of experience as a President and Treasurer of a local wholesale distributor of food, paper, beverages, tobacco, and sundries. He brings to the Board of Directors management, business and leadership experience.
James R. Faist has over 40 years of experience in the accounting and finance fields and currently serves as Vice President of Finance of a local manufacturing company. He brings to the Board of Directors finance and extensive accounting experience and knowledge.
Claire F. Johansen has founded, owned, and managed several for-profit and charitable businesses and also has served for over 20 years on the board of trustees of a local university. She brings to the Board of Directors entrepreneurial and management experience, as well as board leadership experience.

Stephen A. Kemper has owned and operated a local scrap processor and recycler for over 40 years, and has served as a City Councilman, and as a President and Director of a local area chamber of commerce. He is presently serving as a trustee of a local public library. He served honorably in the United States Marine Corps, graduated from the University of Michigan, and served for ten years as a director of The Union Bank & Savings Company of Bellevue, Ohio. He brings to the Board of Directors entrepreneurial and management experience, as well as civic leadership experience. Having served on the Board of Directors since 1996, he also brings historical knowledge and experience with the Company and the Bank.
Daniel W. Lease has been a Certified Public Accountant since 1976 and has served as President and as Chief Financial Officer of construction and manufacturing businesses. He currently serves on the Company’s Audit Committee as an “audit committee financial expert.” He brings to the Board of Directors management and business leadership experience and accounting expertise. Having served on the Board of Directors since 1994, he also brings historical knowledge and experience with the Company and the Bank.
Thomas W. McLaughlin has been a Certified Public Accountant since 1976, practiced in the public accounting profession for more than 30 years and currently serves as Vice President and Chief Financial Officer of a construction company. He currently serves on the Company’s Audit Committee as an “audit committee financial expert.” He brings to the Board of Directors extensive experience in finance and accounting.
Allan E. Mehlow has over 30 years of experience in the banking industry, as an employee and executive officer of the Company and the Bank in various roles, including as a Senior Vice President, Chief Financial Officer, and Chief Operating Officer. He currently serves as Chief Financial Officer of a local construction company. He brings to the Board of Directors extensive knowledge of the banking industry and of the operations of the Company and the Bank, as well as significant experience in accounting and finance.
Rick M. Robertson has over 35 years in the banking industry and has extensive executive and lending experience. He brings to the Board of Directors extensive banking, executive management, and business leadership experience, as well as internal knowledge of the operations of the Company and the Bank.
Gary L. Zimmerman served for over 32 years as Owner and President of a local hardware company and has served for over 32 years as Owner and Partner of a real estate holding company. He has also served as a board member of numerous charitable and private organizations. He brings to the Board of Directors management and business leadership experience, as well as board leadership experience. Having served on the Board of Directors since 1991, he also brings historical knowledge and experience with the Company and the Bank.
The Company does not currently have a formal policy that requires the consideration of diversity in identifying nominees for election to the Board of Directors. However, the nominating policy adopted by the Board of Directors provides that the Company will seek to promote through the nominations process an appropriate diversity on the Board of Directors of professional background, experience, expertise, perspective, age, gender, ethnicity, and country of citizenship.

Board Leadership
At the present time, the Board of Directors does not have a designated Chairman of the Board. However, during 2010, the Board of Directors evaluated its current leadership structure and elected to appoint a Lead Independent Director. In October 2010, the Board of Directors appointed James E. Bowlus to serve as the Lead Independent Director of the Company and the Bank. The responsibilities of the Lead Independent Director include the following:
•	advising and consulting with the President and Chief Executive Officer as to the information, agenda and meeting schedules for meetings of the Boards of Directors of the Company and the Bank (and Board committees);

•	advising the President and Chief Executive Officer as to the quality, quantity, and timeliness of the information submitted to the Boards of Directors of the Company and the Bank by management which is necessary or appropriate for the independent directors to perform their duties in an effective and responsible manner;

•	calling executive session meetings of the independent directors;

•	developing the agenda for and serving as chairman of the executive session meetings of the independent directors;

•	serving as principal liaison between the independent directors and the President and Chief Executive Officer on significant and/or sensitive issues; and

•	working with the President and Chief Executive Officer to recommend the membership of the various committees of the Boards of Directors of the Company and the Bank, as well as the selection of the committee chairpersons.
The Board of Directors believes that its current leadership structure is in the best interest of the Company based on the current composition and dynamics of the Board.
Communications with the Board of Directors
The Board of Directors provides a process for shareholders to send written communications to the Board or any of the directors. Shareholders should address such written communications to the Board of Directors (or an individual director), c/o Secretary, Croghan Bancshares, Inc., 323 Croghan Street, Fremont, Ohio 43420. All written communications will be forwarded by the Secretary of the Company to the Board or the individual directors, as applicable, without any screening.
Related Party Transactions
Pursuant to the Audit Committee Charter, the Company’s Audit Committee is responsible for reviewing and overseeing the procedures designed to identify “related party” transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under applicable laws and rules adopted by the SEC, and the Audit Committee has the authority to approve such “related party” transactions. In addition, on an annual basis, each director and executive officer of the Company must complete a Director and Officer Questionnaire and a Related Interest Questionnaire that require disclosure of any transaction, arrangement or relationship with the Company or the Bank during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed by a director or executive officer in the Questionnaires is reviewed and considered by the Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.
During the Company’s 2010 and 2009 fiscal years, the Bank entered into banking-related transactions in the ordinary course of business with certain executive officers, directors, and principal shareholders of the Company (including certain executive officers of the Bank), members of their immediate families and corporations or organizations with which they are affiliated. It is expected that similar transactions will be entered into in the future. Loans to such persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank. These loans have been, and are presently, subject to no more than the normal risk of collectibility and present no other unfavorable features. The outstanding principal balance of loans to directors, executive officers, and principal shareholders of the Company (including certain executive officers of the Bank) and their associates as a group at December 31, 2010, was $756,000. As of the date of this Proxy Statement, all of these loans were performing loans.

MEETINGS AND COMMITTEES OF THE BOARD
Board of Directors
The Board of Directors of the Bank met twelve (12) times during 2010. Meetings of the Board of Directors of the Company were held immediately following the Bank Board meetings on ten (10) of those occasions. Each director attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and meetings of committees on which each such director served.
It is the policy of the Board of Directors of the Company to encourage all directors to attend the Annual Meeting of Shareholders. All but one of the Company’s directors attended the 2010 Annual Meeting of Shareholders.
Audit Committee
The Board of Directors has an Audit Committee that is comprised of Michael D. Allen Sr., Daniel W. Lease (Chair), and Thomas W. McLaughlin. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter was attached as Appendix B to the Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders. The Audit Committee met six (6) times during the 2010 fiscal year.
The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company, the annual audits of the Company’s financial statements, and the Company’s internal audit function; to review the adequacy of the Company’s system of internal controls; to select, retain and oversee the Company’s independent auditor; and to establish procedures for the receipt and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters, or other compliance matters. In addition, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services to be performed by the Company’s independent auditor.
Audit Committee Independence
The Company’s Board of Directors reviewed the relationships among the Company and the three members of the Audit Committee, Mr. Allen, Mr. Lease, and Mr. McLaughlin, and determined that all three members of the Audit Committee are independent and are able to exercise independent judgment in carrying out their responsibilities as directors and as members of the Audit Committee. In making such determination, the Company relied upon the independence standards for audit committee members under the NASDAQ Marketplace Rules.
Audit Committee Financial Experts
SEC rules require the Company to disclose whether it has an “audit committee financial expert” serving on its audit committee. The Board of Directors has determined that each of Messrs. Lease and McLaughlin qualifies as an “audit committee financial expert” as defined in the SEC rule. Mr. Lease has been a Certified Public Accountant since 1976, has served as Chief Financial Officer of Whetstone Technology, LLC since 2001, and served as President and Chief Executive Officer of Wahl Refractories, Inc. prior to 2001. Mr. McLaughlin has been a Certified Public Accountant since 1976, has served as Vice President and Chief Financial Officer of Underground Utilities, Inc. since December 2005, and practiced in the public accounting profession for more than 30 years prior to joining Underground Utilities, Inc.
Compensation Committee
The Board of Directors has a Compensation Committee that is presently comprised of Michael D. Allen Sr., James E. Bowlus (Chair), and Daniel W. Lease. None of Messrs. Allen, Bowlus, or Lease served as an officer or employee of the Company or the Bank during the 2010 fiscal year, and none of these individuals is a former officer of the Company or the Bank. The Compensation Committee met a total of fourteen (14) times during the 2010 fiscal year.
The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the current Compensation Committee Charter is attached to this Proxy Statement as Appendix A. The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer and other executive officers. The Compensation Committee is responsible for reviewing with the Company’s management and approving the overall compensation policy for the executive officers of the Company and such other employees of the Company and the Bank that the Compensation Committee deems appropriate. The Compensation Committee reviews and recommends to the independent members of the Board of Directors for approval the salary, bonuses, and all other compensation and benefits to be provided to the Company’s Chief Executive Officer and other executive officers. In addition, the Compensation Committee is responsible for reviewing the design, structure, and performance of the Company’s incentive compensation plans and arrangements and assessing the effectiveness of the Company’s incentive compensation plans and arrangements in providing risk-taking incentives that are consistent with the Company’s safety and soundness.

Compensation Committee Independence
The Company’s Board of Directors reviewed the relationships among the Company and the three members of the Compensation Committee, Mr. Allen, Mr. Bowlus, and Mr. Lease, and determined that all three members of the Compensation Committee are independent and are able to exercise independent judgment in carrying out their responsibilities as directors and as members of the Compensation Committee. In making such determination, the Company relied upon the independence standards under the NASDAQ Marketplace Rules.
Enterprise Risk Management Committee
The Board of Directors has an Enterprise Risk Management Committee (the “ERM Committee”) that is presently comprised of Michael D. Allen Sr. (Chair), Stephen A. Kemper, Daniel W. Lease, Thomas W. McLaughlin, and Allan E. Mehlow. The ERM Committee met a total of nine (9) times during the 2010 fiscal year.
The purpose of the ERM Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the risk management and regulatory compliance programs, policies, and practices of the Company and the Bank. Among the responsibilities of the ERM Committee are reviewing and approving the critical accounting policies of the Company and the Bank; reviewing and approving the trend and current risk levels of the Company and the Bank to monitor compliance with established limits; reviewing and approving the Company’s risk management framework, including the development of policies, processes, and procedures; overseeing management’s compliance with regulatory obligations under applicable federal and state banking laws and regulations; and reviewing and assessing the adequacy of management’s responses to any findings or violations directed to the attention of the Board of Directors by bank regulators.
EXECUTIVE OFFICERS
The following are the executive officers of the Company and the Bank, all of whom are elected annually and serve at the pleasure of the Board of Directors of the Company and the Bank.

Name	Age	Position and Business Background

Jodi A. Albright	47	Ms. Albright is Vice President/Retail Services Manager of the Bank and has served in such position since November 2001.

Thomas J. Elder Jr.	63	Mr. Elder is Executive Vice President/Chief Lending Officer of the Bank and has served in such position since May 2010. He joined the Bank in February 2003 and served as Senior Vice President/Chief Lending Officer of the Bank from May 2008 to May 2010, and as Vice President/Chief Lending Officer of the Bank from October 2003 to May 2008. He has also served as Vice President of the Company since July 2006.

Barry F. Luse	58	Mr. Luse is Senior Vice President & Trust Officer of the Bank and has served in such position since May 2010. He joined the Bank in 1990 and served as Trust Officer of the Bank from 1990 to 1993, as Vice President/Trust Officer of the Bank from 1993 to 2009, and as Vice President/Senior Trust Officer of the Bank from May 2009 to May 2010. He has also served as Secretary of the Company since March 2001. Mr. Luse is a lawyer and has been a member of the Ohio Bar since 1983.

Kendall W. Rieman	40	Mr. Rieman is Executive Vice President and Chief Financial Officer/Chief Operations Officer of the Bank and has served in such position since January 2011. He joined the Bank in June 2006 and served as Vice President and Chief Financial Officer/Chief Operations Officer of the Bank from June 2006 to May 2010, and as Senior Vice President and Chief Financial Officer/Chief Operations Officer of the Bank from May 2010 to January 2011. He has also served as Treasurer of the Company since July 2006. He previously served as Senior Vice President and Chief Financial Officer at Thumb National Bank and Trust Company, Pigeon, Michigan, from 1995 to 2006.

Name	Age	Position and Business Background

Rick M. Robertson	58	Mr. Robertson is President and Chief Executive Officer of the Company and the Bank and has served in such position since September 2010. Before joining the Company and the Bank, Mr. Robertson served as Executive Vice President and Chief Banking Officer of ViewPoint Bank headquartered in Plano, Texas, from February 2006 until August 2010, and served as Chairman of ViewPoint Bankers Mortgage, Inc., a wholly-owned subsidiary of ViewPoint Bank, from September 2007 until August 2010. Prior to joining ViewPoint Bank, Mr. Robertson worked for Key Bank as Michigan District President from February 2002 until February 2006. In total, he has a 35+ year banking career with extensive lending and market leadership experience.
COMPENSATION OF EXECUTIVE OFFICERS
Provided below is an overview of the Company’s compensation policies and practices for its executive officers, including the named executive officers. As used in this Proxy Statement, the term “named executive officers” refers to the Company’s Chief Executive Officer and those other executive officers of the Company included in the Summary Compensation Table on page 15 of this Proxy Statement.
Objectives of the Company’s Compensation Programs
The primary objective of the Company’s compensation programs is to provide competitive compensation to attract, retain, and motivate qualified employees who will contribute to the long-term success of the Company. In furtherance of this objective, the Company regularly evaluates the compensation provided to the Company’s executive officers to ensure that it remains competitive in relation to the compensation paid to similarly situated executive officers at other financial institutions of comparable size and performance. In addition, the Company endeavors to ensure that the compensation provided to the Company’s executive officers is internally equitable based upon the skill requirements and responsibilities associated with each executive position.
The Company’s compensation programs are designed to reward each executive officer’s job performance and contributions to the Company. These factors are generally determined in the subjective judgment of the Compensation Committee for the Chief Executive Officer and with the benefit of performance reviews and salary recommendations by the Chief Executive Officer and the Company’s human resources department for other executive officers.
In making compensation decisions, the Compensation Committee places significant emphasis on Company performance relative to the Company’s industry and peers. The Compensation Committee generally has not considered stock price as an indicator of Company performance in making compensation decisions because the price of the Company’s common shares is subject to a variety of factors outside the Company’s control.
Administration of the Company’s Compensation Programs
The Company’s compensation programs for its executive officers are generally administered by or under the direction and supervision of the Company’s Compensation Committee. The Company’s Compensation Committee is responsible for reviewing and recommending to the independent members of the Board of Directors for approval the salary, bonuses, and all other compensation and benefits to be provided to the Company’s Chief Executive Officer and other executive officers.
The Company’s Chief Executive Officer and human resources manager annually review the compensation and performance of each executive officer of the Company (other than the Chief Executive Officer, whose compensation and performance is reviewed by the Compensation Committee). The results of these reviews are communicated to the Compensation Committee, along with recommendations regarding compensation adjustments for the ensuing year. The Compensation Committee either approves the recommended compensation adjustments or makes modifications in its discretion. The Compensation Committee then makes its final recommendations to the independent members of the Board of Directors for approval.

In setting salaries for the Company’s executive officers and other employees, the Compensation Committee and human resources manager use pay ranges that are established based on publicly available market data regarding compensation paid to similarly situated executive officers and employees at other companies. Pay ranges are established and adjusted periodically with the assistance of an outside consulting firm, Findley Davies, which utilizes market data from the following publicly available compensation surveys:
•	Watson Wyatt

•	Ohio Bankers League

•	Employers Association of Northwest Ohio
For each employee position or category within the Company, the pay range that is established includes a minimum, a mid-point, and a maximum salary. Although the Compensation Committee generally does not target a specific point within the pay range for executive officer salaries, the Compensation Committee strives to ensure that its executive officer compensation remains competitive with the compensation provided by other financial institutions with which the Company competes for executive talent.
Components of 2010 Executive Compensation
There are four general components to the annual compensation that the Company provides to its executive officers:
•	base salary

•	cash bonuses

•	retirement and death benefits

•	perquisites and other benefits
Historically, the Company’s compensation programs have focused on cash compensation as opposed to equity compensation. At the 2002 Annual Meeting, the shareholders of the Company adopted the 2002 Croghan Bancshares, Inc. Stock Option Plan, pursuant to which the Company may grant stock options to executive officers, directors, and other key employees. There were no stock options granted under the 2002 Stock Option Plan during 2010, and no stock options were issued or outstanding as of December 31, 2010.
Base Salary
Base salary represents the primary component of annual compensation paid to the Company’s executive officers. When recommending an executive officer’s salary within the pay range established by peer group comparison data, the Compensation Committee primarily considers the executive officer’s job performance and contribution to the objectives of the Company. As discussed above, these factors are determined in the subjective judgment of the Compensation Committee for the Chief Executive Officer and with the benefit of performance reviews and salary recommendations by the Chief Executive Officer for other executive officers of the Company and the Bank. To a lesser extent, the Compensation Committee also considers local and national economic conditions and future business prospects of the Bank in setting base salary levels.
Cash Bonuses
Discretionary Bonuses. The Company and the Bank occasionally award discretionary cash bonuses to its executive officers to attract new executive officers, to reward exceptional job performance, or to address special circumstances. Discretionary bonuses are awarded on a limited basis and are not contemplated or anticipated when setting annual compensation for the Company’s executive officers.
During the 2010 fiscal year, the Company made a lump sum payment in the amount of $72,000 and provided certain other retirement benefits to Steven C. Futrell, pursuant to the terms of the Retirement Agreement between the Company and Mr. Futrell. Please see the discussion under the heading “Retirement Agreement with Steven C. Futrell” on page 17 for additional information regarding the benefits provided under the Retirement Agreement with Mr. Futrell.

Performance-Based Bonuses. Effective January 1, 2003, the Bank introduced the “Performance Compensation for STAKEHOLDERS™” program in which all employees, including the named executive officers, participate. Pursuant to this program, employees of the Company and the Bank are eligible to receive annual cash bonuses based on the attainment of established Company-wide performance goals. These goals focus on four general areas of Company performance: growth, profitability, loan quality, and productivity. Performance targets and bonus levels under the program are established at the start of the each fiscal year through a collaborative effort involving management and the Compensation Committee, and are subject to final approval by the Board of Directors.
Messrs. Robertson, Rieman, Elder, and Luse earned bonuses of $9,585, $17,358, $15,855, and $13,918, respectively, under the STAKEHOLDERS™ program in 2010. The bonuses awarded under the STAKEHOLDERS™ program in prior years have not represented a material component of annual compensation for the Company’s executive officers or other employees. In the previous five years, the Company’s executive officers and other employees earned cash bonuses under the program in two years (2005 and 2007), with the cash bonuses earned under the program amounting to 0.5% of base salary in 2005 and 0.8% of base salary in 2007.
Retirement and Death Benefits
Supplemental Executive Retirement Plan. In 1999, the Bank established a non-qualified Supplemental Executive Retirement Plan (the “SERP”) for the benefit of six executive officers and former executive officers of the Bank, including the Bank’s Senior Vice President and Trust Officer, Barry F. Luse. None of the named executive officers of the Company other than Mr. Luse have participated in the SERP. Each of the SERP participants, including Mr. Luse, entered into an Executive Supplemental Retirement Plan Agreement effective April 29, 1999 (the “1999 SERP Agreements”).
Pursuant to the 1999 SERP Agreements, the Bank was required to make an annual allocation to a “pre-retirement account” for each participant, which was a liability reserve account established on the books of the Bank. The amount of the annual allocation was tied to the amount of the Bank’s earnings on certain life insurance contracts. The 1999 SERP Agreements represented unfunded, non-qualified benefit arrangements, and the Bank had no obligation to set aside any funds with which to pay its obligations under the agreements. However, the Bank purchased split-dollar life insurance policies with respect to all of the participants in the SERP in order to fund the Bank’s obligations under the 1999 SERP Agreements.
Pursuant to the terms of the 1999 SERP Agreements, each participant was entitled to receive the balance in his pre-retirement account in ten equal annual installments following (a) the participant’s retirement upon reaching the normal retirement age of 65 or the early retirement age of 62 or (b) termination of the participant’s employment as a result of a disability. In the event a participant was discharged without “cause” prior to reaching the age of 65, the 1999 SERP Agreements provided that the participant would be entitled to receive a percentage of his pre-retirement account based on his total years of service to the Bank. If the participant died prior to receiving the full amount of his pre-retirement account, then the unpaid balance would be paid in a lump sum to the participant’s beneficiaries.
Under the 1999 SERP Agreements, each participant was also entitled to receive an index retirement benefit tied to the benefits payable under certain life insurance contracts. The 1999 SERP Agreements provided that the index retirement benefit would be payable annually until the participant’s death, commencing (a) immediately following retirement upon reaching the normal retirement age, (b) in the event of the participant’s early retirement, following the participant reaching the age of 65, or (c) immediately following the termination of the participant’s employment as a result of a disability. In the event a participant was discharged without “cause” prior to reaching the age of 65, then the 1999 SERP Agreements provided that the participant would be entitled to receive a percentage of the index retirement benefit (upon reaching the age of 65) based on his total years of service to the Bank. Following a change in control of the Company, if the participant was subsequently discharged without “cause,” the participant would be entitled to all benefits under the SERP Agreement upon reaching the age of 62. A participant would forfeit all benefits under the SERP Agreement if he was discharged by the Bank at any time for cause or voluntarily terminated his employment with the Bank prior to reaching the age of 62.
The 1999 SERP Agreements were designed to provide an annual targeted retirement benefit to the participants. However, the benefits were not guaranteed and were dependent upon the earnings from the related life insurance policies compared to the average yield on two-year Treasury notes. Due to the manner in which the allocations and payments were calculated, the allocations and payments under the 1999 SERP Agreements varied significantly from the targeted benefit amounts. As a result, in December 2008, the Bank and each of the remaining SERP participants entered into a First Amendment to Executive Supplemental Retirement Plan Agreement (“SERP Amendment”). Each SERP Amendment effectively terminated the participant’s 1999 SERP Agreement in exchange for a lump sum payment of an amount equal to the present value of the future retirement benefits that he would have been entitled to receive under his 1999 SERP Agreement. The lump sum payment under each SERP Amendment was payable in one or two annual installments (as selected by the participant) beginning in 2009.

Split-Dollar Life Insurance Policies. The Bank maintains a split-dollar life insurance policy on behalf of Mr. Luse, in his capacity as Senior Vice President and Trust Officer of the Bank. Pursuant to the terms of an Endorsement Method Split Dollar Plan Agreement between Mr. Luse and the Bank, Mr. Luse has the right to designate a beneficiary or beneficiaries to receive his share of the proceeds of the policy, which is an amount equal to 80% of the net at-risk insurance portion of the proceeds payable upon death (i.e., total proceeds less the cash value of the policy). The Bank is entitled to receive the remaining proceeds payable under the policy upon Mr. Luse’s death. The Endorsement Method Split Dollar Plan Agreement will remain in effect following Mr. Luse’s retirement or termination of employment unless he is terminated by the Bank for cause. If Mr. Luse’s share of the proceeds under the split-dollar life insurance policy were computed as of December 31, 2010, his share would have been $409,530.
Supplemental Death Benefit Agreements. The Bank has entered into Supplemental Death Benefit Agreements with certain of its executive officers, including the Company’s former President and Chief Executive Officer, Steven C. Futrell, and the Bank’s Executive Vice President and Chief Lending Officer, Thomas J. Elder, Jr., relating to certain bank owned life insurance (“BOLI”) policies owned by the Bank. Pursuant to the Supplemental Death Benefit Agreements, the Bank has agreed to make a lump sum payment of $25,000, out of the proceeds received by the Bank on these BOLI policies, to each executive officer’s beneficiaries upon his or her death. The supplemental death benefit would be forfeited in the event the executive officer is terminated by the Bank at any time for “cause.”
Pursuant to the terms of the Retirement Agreement entered into between the Company and Mr. Futrell in 2010, the Company agreed that, beginning on September 1, 2010, Mr. Futrell would continue to be covered under any BOLI policy maintained by the Company or the Bank on Mr. Futrell’s life at the time of his retirement, and the Company agreed to amend such BOLI policies to provide that the aggregate death benefit payable to Mr. Futrell’s beneficiaries would be equal to $200,000. Please see the discussion under the heading “Retirement Agreement with Steven C. Futrell” on page 17 for additional information regarding the benefits provided to Mr. Futrell under the Retirement Agreement.
Perquisites and Other Benefits
The Company provides its executive officers with certain perquisites and other benefits that the Compensation Committee believes are reasonable to enable the Company to attract and retain qualified executive officers and to promote business development activities by the executive officers in the communities served by the Bank. In accordance with past practice, the Company approved cash bonuses in 2009 and 2010 to reimburse certain executive officers, including certain named executive officers, for the cost of dues to the Fremont Country Club and the Catawba Island Club. The Compensation Committee believes that these perquisites and other benefits are reasonable in amount and consistent with those provided by similarly situated financial institutions in the Company’s market area.
In 2010, the Company also reimbursed Rick M. Robertson for certain relocation and temporary housing expenses incurred by Mr. Robertson in connection with his hiring as President and Chief Executive Officer of the Company and the Bank in August 2010.
The executive officers of the Company are eligible to participate in the Bank’s 401(k) Profit Sharing Plan on the same basis as all full-time employees of the Bank. For each executive officer or other employee who participates in the 401(k) Profit Sharing Plan, the Bank matches 50% of contributions up to 6% of the participant’s annual compensation, with a maximum match of 3% of annual compensation. The Company may also provide an annual discretionary contribution to the 401(k) Profit Sharing Plan on behalf of executive officers and other employees based upon a Board-established target percentage of employee compensation for those eligible to participate in the plan.
The executive officers of the Company are also eligible to participate in all of the employee benefit plans, such as medical, dental, group term life insurance, and disability insurance, which are generally available to all employees of the Company and the Bank on a non-discriminatory basis.
Tax Considerations
Under Section 162(m) of the Internal Revenue Code, a limitation is placed on the tax deductibility of executive compensation paid by publicly-held corporations for individual compensation to certain executive officers in excess of $1,000,000 in any taxable year. No executive officer of the Company received compensation during the Company’s 2010 fiscal year that would be non-deductible under Section 162(m).

Summary Compensation Table
The following contains information regarding the compensation awarded to or earned by the named executive officers of the Company during the fiscal years ended December 31, 2010 and 2009.
Summary Compensation Table

						Non-Equity
						Incentive Plan	All Other
Name and		Salary		Bonus		Compensation	Compensation		Total
Principal Position	Year	($)		($)		($) (1)	($)		($)
Steven C. Futrell	2010	$182,260	(2)	$72,000	(3)	$0	$70,873	(4)	$325,133

Former President and Chief Executive Officer of the Company and the Bank (retired August 2010)	2009	$225,000	(5)	$0		$0	$25,631	(6)	$250,631

Rick M. Robertson	2010	$78,683	(7)	$0		$9,585	$42,607	(8)	$130,875

President and Chief Executive Officer of the Company and the Bank (hired August 2010)	2009	—		—		—	—		—

Kendall W. Rieman	2010	$138,833		$0		$17,358	$15,448	(9)	$171,639

Vice President and Treasurer of the Company and Executive Vice President, Chief Financial Officer, and Chief Operations Officer of the Bank	2009	$123,000		$0		$0	$14,717	(10)	$137,717

Thomas J. Elder Jr.	2010	$126,811		$0		$15,855	$8,649	(11)	$151,315

Vice President of the Company and Executive Vice President and Chief Lending Officer of the Bank	2009	$114,400		$0		$0	$8,024	(12)	$122,424

Barry F. Luse	2010	$111,322		$0		$13,918	$8,592	(13)	$133,832

Vice President and Secretary of the Company and Senior Vice President and Trust Officer of the Bank	2009	$103,100		$0		$0	$8,313	(14)	$111,413

(1)	Represents bonuses earned by the named executive officers under the Bank’s “Performance Compensation for STAKEHOLDERS™” program.

(2)	Includes director fees of $6,400 paid to Mr. Futrell for attendance at meetings of the Board of Directors of the Bank.

(3)	Represents lump sum cash payment made to Mr. Futrell upon his retirement pursuant to the terms of his Retirement Agreement with the Company.

(4)	Includes (a) $5,474 reimbursed to Mr. Futrell for the payment of club dues, (b) $4,910 of matching contributions and a $10,066 discretionary contribution made by the Bank to the 401(k) Profit Sharing Plan of behalf of Mr. Futrell, (c) $3,465 of premiums paid by the Bank for Mr. Futrell and his spouse to continue to participate in the Bank’s group health plan following his retirement on August 31, 2010 through December 31, 2010, and (d) $46,958, which represents the value of the additional death benefit allocated to Mr. Futrell’s beneficiaries under the Bank’s BOLI policies pursuant to the terms of his Retirement Agreement.

(5)	Includes director fees of $9,600 paid to Mr. Futrell for attendance at meetings of the Board of Directors of the Bank.

(6)	Includes (a) $8,949 reimbursed to Mr. Futrell for the payment of club dues and (b) $6,755 of matching contributions and a $9,927 discretionary contribution made by the Bank to the 401(k) Profit Sharing Plan of behalf of Mr. Futrell.

(7)	Includes director fees of $3,200 paid to Mr. Robertson for attendance at meetings of the Board of Directors of the Bank.

(8)	Includes (a) $107 reimbursed to Mr. Robertson for the payment of club dues and (b) $42,500 of relocation and temporary housing expenses paid to Mr. Robertson in connection with his hiring and relocation to Fremont, Ohio.

(9)	Includes (a) $6,040 reimbursed to Mr. Rieman for the payment of club dues and (b) $4,032 of matching contributions and a $5,376 discretionary contribution made by the Bank to the 401(k) Profit Sharing Plan of behalf of Mr. Rieman.

(10)	Includes (a) $5,692 reimbursed to Mr. Rieman for the payment of club dues and (b) $3,751 of matching contributions and a $5,274 discretionary contribution made by the Bank to the 401(k) Profit Sharing Plan of behalf of Mr. Rieman.

(11)	Includes $3,804 of matching contributions and a $4,845 discretionary contribution made by the Bank to the 401(k) Profit Sharing Plan of behalf of Mr. Elder.

(12)	Includes $3,445 of matching contributions and a $4,579 discretionary contribution made by the Bank to the 401(k) Profit Sharing Plan of behalf of Mr. Elder.

(13)	Includes (a) $1,101 reimbursed to Mr. Luse for the payment of club dues and (b) $3,339 of matching contributions and a $4,152 discretionary contribution made by the Bank to the 401(k) Profit Sharing Plan of behalf of Mr. Luse.

(14)	Includes (a) $1,074 reimbursed to Mr. Luse for the payment of club dues and (b) $3,137 of matching contributions and a $4,102 discretionary contribution made by the Bank to the 401(k) Profit Sharing Plan of behalf of Mr. Luse. No amount was allocated under Mr. Luse’s SERP Agreement in 2009 due to the termination of the SERP Agreement in December 2008 (see the discussion under the heading “Supplemental Executive Retirement Plan” for more information).
Equity-Based Awards and Holdings
As of December 31, 2010, no awards had been granted under the 2002 Croghan Bancshares, Inc. Stock Option Plan, and no other equity-based awards were issued or outstanding to any of the executive officers of the Company.
Employment Agreement with Rick M. Robertson
On November 9, 2010, the Bank entered into an employment agreement with Rick M. Robertson with respect to Mr. Robertson’s service as President and Chief Executive Officer of the Bank (the “Robertson Agreement”).
The Robertson Agreement provides for an initial term of three years that began on August 30, 2010. Beginning on August 30, 2011 and each day thereafter, the initial term is automatically extended for one (1) additional day unless either party provides the other with at least 90 days prior written notice that the term will not be extended, such that the term will have a rolling two (2) year term after August 30, 2011.
Pursuant to the Robertson Agreement, Mr. Robertson is entitled to receive an annual base salary of $230,000 that may be adjusted in accordance with the salary administration program in effect for Bank employees generally. Mr. Robertson will be eligible to receive a discretionary annual bonus for the period ending December 31, 2010. Mr. Robertson will be eligible to receive an annual bonus for each period beginning after December 31, 2010 equal to between five percent (5%) and twenty percent (20%) of his annual base salary. The amount of this annual bonus will be based on the satisfaction or attainment of mutually acceptable performance goals. Mr. Robertson will receive a monthly car allowance of $175.00. The Bank will also reimburse Mr. Robertson for reasonable relocation expenses in an amount up to $42,500. Mr. Robertson is entitled to participate in the various employee benefit plans, programs, and arrangements available to other senior officers of the Bank.

If Mr. Robertson’s employment is terminated by the Bank without “cause” (as defined in the Robertson Agreement) or voluntarily terminates his employment for “good reason” (as defined in the Robertson Agreement), Mr. Robertson will be entitled to a payment equal to two times his annual base salary.
If Mr. Robertson is terminated without cause within twenty-four (24) months following a “change in control” (as defined in the Robertson Agreement), in lieu of any other payment under the Robertson Agreement, Mr. Robertson will be entitled to: (a) two times his annual base salary; (b) a payment equal to 14% of his annual base salary; and (c) a payment equal to his “target” bonus opportunity.
If any payment or distribution to Mr. Robertson under the Robertson Agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, the payments and or distributions under the Robertson Agreement or otherwise will be reduced to $1.00 less than the amount which would cause the payments or distributions to be subject to the excise tax.
If, following Mr. Robertson’s termination other than for cause, the Bank determines that cause to terminate Mr. Robertson existed, Mr. Robertson will forfeit any future rights to payment under the Robertson Agreement and will be required to repay any amounts paid under the Robertson Agreement upon written notice from the Board of Directors of the Bank.
The Robertson Agreement contains non-competition and non-solicitation covenants to prevent Mr. Robertson, during the term of the Robertson Agreement and for twenty-four (24) months thereafter, from competing with the Bank within a 100-mile radius of Fremont, Ohio, or soliciting customers or employees of the Bank to terminate their relationship with the Bank. The Robertson Agreement also contains a nondisclosure covenant that prevents Mr. Robertson from disclosing confidential information.
Retirement Agreement with Steven C. Futrell
Steven C. Futrell retired as President, Chief Executive Officer, and director of the Company and the Bank on August 31, 2010. In connection with Mr. Futrell’s retirement, the Company and Mr. Futrell entered into a Retirement Agreement and General Release, dated as of December 14, 2009 and amended as of August 31, 2010 (as amended, the “Retirement Agreement”), which set forth certain covenants and agreements relating to Mr. Futrell’s retirement from the Company and the Bank.
Pursuant to the terms of the Retirement Agreement, Mr. Futrell received a lump sum payment on September 1, 2010 in the amount of $72,000, plus reimbursement for earned, but unused, vacation days as of his retirement date. In addition, Mr. Futrell was entitled to continue to participate in the Company’s group health plan at no cost to him until October 31, 2010, and the Company agreed to pay to Mr. Futrell a monthly amount through October 31, 2012 to offset the monthly premium required for his wife to continue her participation in the Company’s group health plan (or as a contribution toward the purchase of an individual health insurance policy for his wife). For the period beginning on November 1, 2010 and ending on February 28, 2012, the Company agreed to pay the monthly premium for a Medicare supplemental insurance policy covering Mr. Futrell. The Company also agreed that, beginning on September 1, 2010, Mr. Futrell would continue to be covered under any bank owned life insurance policy maintained by the Company on Mr. Futrell’s life as of his retirement date, and the provisions of any such policies would be amended to provide that the aggregate death benefit payable to Mr. Futrell’s beneficiary will be equal to $200,000. From September 1, 2010 through December 31, 2010, the Company agreed to pay the fees required to allow Mr. Futrell to retain his memberships in the Fremont Country Club and the Catawba Island Club.
Pursuant to the terms of the Retirement Agreement, Mr. Futrell agreed to make himself available, on an as-needed basis, from September 1, 2010 through December 31, 2010, to answer any questions or to address any issues required to allow a transition of his duties and responsibilities to the successor President and Chief Executive Officer of the Company. Consistent with Mr. Futrell’s previous Employment Agreement with the Company, Mr. Futrell is subject to covenants under the Retirement Agreement (a) regarding the use and disclosure of confidential and proprietary information of the Company and (b) prohibiting Mr. Futrell from serving as a director, officer, employee, representative or in any other capacity with any bank or financial institution located within a 50-mile radius of Fremont, Ohio, or soliciting any customer or employee of the Company, for a period of 12 months following his retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the Record Date, no person or entity beneficially owned more than five percent (5%) of the outstanding common shares of the Company.
As of the Record Date, the following sets forth certain information concerning the beneficial ownership of common shares by each director of the Company, by each person nominated by the Board of Directors for election as a director of the Company, by each of the named executive officers of the Company and by all current executive officers and directors of the Company as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership (1)	Class (2)
Jodi A. Albright	155	(3)
Michael D. Allen Sr.	4,500	(3)
James E. Bowlus (4)	31,091	1.86%
Thomas J. Elder Jr.	193	(3)
James R. Faist (5)	1,200	(3)
Claire F. Johansen	3,016	(3)
Stephen A. Kemper	12,359	(3)
Daniel W. Lease (6)	4,250	(3)
Barry F. Luse (7)	4,085	(3)
Thomas W. McLaughlin	4,200	(3)
Allan E. Mehlow	3,115	(3)
Kendall W. Rieman	2,225	(3)
Rick M. Robertson	1,000	(3)
Gary L. Zimmerman	840	(3)

All current executive officers and directors as a group (14 persons)	72,229	4.32%

(1)	Unless otherwise noted, the beneficial owner is the owner of record and has sole voting and investment power with respect to all of the common shares and none of the common shares are pledged as security. The mailing address of each of the current executive officers and directors of the Company is 323 Croghan Street, Fremont, Ohio 43420.

(2)	The percent of class is based upon 1,673,380 common shares of the Company outstanding on the Record Date.

(3)	Reflects ownership of less than 1% of the outstanding common shares of the Company.

(4)	Includes 300 shares owned by Mr. Bowlus’ wife, as to which she exercises sole voting and investment power.

(5)	All shares are held in a trust for which Mr. Faist and his wife are co-trustees and as to which they exercise shared voting and investment power.

(6)	Includes 3,600 shares owned jointly by Mr. Lease and his wife, as to which they exercise shared voting and investment power.

(7)	Includes 130 shares owned by Mr. Luse’s wife, as to which she exercises sole voting and investment power, and 160 shares owned jointly by Mr. Luse and his wife, as to which they exercise shared voting and investment power.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To the Company’s knowledge, based solely on a review of reports to the Company and written representations that no other reports were required, during the 2010 fiscal year, the officers and directors of the Company complied with all filing requirements applicable to officers, directors, and beneficial owners of more than 10% of the outstanding common shares of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that Claire F. Johansen reported late on a Form 4 the acquisition of 400 common shares on February 4, 2010, which was reported on February 12, 2010.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The appointment of the Company’s independent registered public accounting firm is made annually by the Audit Committee of the Board of Directors. The Audit Committee has appointed Clifton Gunderson LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The Audit Committee has decided to submit the appointment of Clifton Gunderson LLP to the shareholders for ratification as a matter of good corporate governance and because of the important role of the Company’s independent registered public accounting firm in reviewing the quality of the Company’s financial statements.
Clifton Gunderson LLP has served as the Company’s independent registered public accounting firm since 1995, and audited the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2010. The Board of Directors expects that representatives from Clifton Gunderson LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
The Audit Committee and the Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Clifton Gunderson LLP.
The affirmative vote of a majority of the Common Shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the appointment of Clifton Gunderson LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The effect of an abstention is the same as a vote “AGAINST”. Even if the appointment of Clifton Gunderson LLP is ratified by the shareholders, the Audit Committee could decide to terminate the engagement of Clifton Gunderson LLP and to engage another independent registered public accounting firm if the Audit Committee, in its discretion, were to determine that such action is necessary or desirable. If the appointment of Clifton Gunderson LLP is not ratified, the Audit Committee will reconsider the appointment (but may decide to maintain the appointment).
In accordance with the Audit Committee Charter and the requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules, all services to be provided by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee. This includes audit services, audit-related services, tax services and other services. In some cases, the pre-approval of services is provided by the full Audit Committee. In other cases, the Chair of the Audit Committee has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee. All (100%) of the audit services, audit related services, tax services, and other services provided by the Company’s independent registered public accounting firm, Clifton Gunderson LLP, during 2010 were pre-approved by the Audit Committee.
The Sarbanes-Oxley Act and related SEC rules prohibit the Company from obtaining certain non-audit services from its auditing firm in order to avoid potential conflicts of interest. The Company has not obtained any of these prohibited services from Clifton Gunderson LLP since these rules went into effect.
The following lists the fees that the Company paid or accrued for the audit and other services provided by Clifton Gunderson LLP for the following fiscal years.

	2010	2009
Audit Fees	$99,800	$99,200
Audit-Related Fees	31,450	24,200
Tax Fees	14,528	12,650

Total	$145,778	$136,050
Audit Fees
This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of the annual “management letter” on internal control matters.

Audit-Related Fees
This category consists of assurance and related services provided by Clifton Gunderson LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” The services provided by Clifton Gunderson LLP under this category include: the annual audit of the Bank’s 401(k) Profit Sharing Plan, including review of the related Form 11-K for both years; reporting on the controls placed in operation and tests of operating effectiveness of the Bank’s trust department for both years; and a review of the Bank’s general computer controls in 2010.
Tax Fees
This category consists of professional services rendered by Clifton Gunderson LLP for tax compliance, tax advice, and tax planning. The services provided by Clifton Gunderson LLP under this category include tax return preparation and miscellaneous technical tax advice.
All Other Fees
None
AUDIT COMMITTEE REPORT
In fulfilling its oversight responsibilities with respect to the Company’s audited financial statements for the year ended December 31, 2010, the Audit Committee has:
•	reviewed and discussed the Company’s audited financial statements with management;

•	discussed with Clifton Gunderson LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from Clifton Gunderson LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Clifton Gunderson LLP’s communications with the Audit Committee concerning independence, and has discussed with Clifton Gunderson its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.
Submitted by the members of the Audit Committee.
Michael D. Allen Sr., Daniel W. Lease (Chair) and Thomas W. McLaughlin
SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
Any qualified shareholder who desires to present a proposal for consideration at the 2012 Annual Meeting of Shareholders must submit the proposal in writing to the Secretary of the Company. To be eligible for inclusion in the Company’s notice of meeting, proxy statement, and proxy card relating to the 2012 Annual Meeting, a proposal must be received by the Secretary of the Company no later than November 29, 2011. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC rules.
The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2012 Annual Meeting and does not notify the Secretary of the Company of the proposal on or before February 12, 2012, the proxies solicited by the Board of Directors for use at the 2012 Annual Meeting may be voted on the proposal in the event it is presented at the meeting, without any discussion of the proposal in the Company’s proxy materials.

ANNUAL REPORT ON FORM 10-K
The Company will provide without charge to any shareholder, upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, required to be filed under the Exchange Act for the Company’s fiscal year ended December 31, 2010. Such written request should be directed to Barry F. Luse, Secretary, Croghan Bancshares, Inc., 323 Croghan Street, Fremont, Ohio 43420.
REPORTS TO BE PRESENTED AT THE ANNUAL MEETING
The Company’s Annual Report for the year ended December 31, 2010, containing financial statements for such year and the signed opinion of Clifton Gunderson LLP, independent certified public accountants, with respect to such financial statements will be presented at the Annual Meeting. The Company’s Annual Report is not to be regarded as proxy soliciting material, and the Company’s management does not intend to solicit any action from the shareholders with respect to such Annual Report.
OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action by the shareholders at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, or at any adjournment(s) thereof, it is intended that the persons named as proxies in the enclosed proxy card may vote the common shares represented by such proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.
YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SUBMIT YOUR PROXY PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

	By	Order of the Board of Directors,

March 28, 2011	Rick M. Robertson President and Chief Executive Officer

Appendix A
CROGHAN BANCSHARES, INC.
COMPENSATION COMMITTEE CHARTER
(Revised February 8, 2011)
I. PURPOSE
This Charter sets forth the purpose, composition, authority and responsibilities of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Croghan Bancshares, Inc. (the “Company”). The purposes of the Committee are (a) to discharge the responsibilities of the Board relating to the compensation of the Company’s Chief Executive Officer and other executive officers and (b) to review, discuss with the Company’s management, and recommend to the Board of Directors for approval all disclosures regarding executive and director compensation required to be included in the Company’s proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and any other appropriate regulatory agency or body.
II. COMPOSITION
The Committee shall serve at the pleasure of the Board. The Committee shall consist of at least three members of the Board, each of whom shall be appointed annually by the Board. Unless a chair of the Committee has been appointed by the Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.
Each member of the Committee shall be free of any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. All Committee members must:
•	satisfy the standards of independence prescribed by the applicable rules of The Nasdaq Stock Market LLC;

•	be “Non-Employee Directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	satisfy any other standards of independence which may be in effect and applicable to the Committee from time to time, including any such standards under applicable SEC rules and regulations.
III. MEETINGS AND MINUTES
The Committee shall meet on at least an annual basis and at such other times as the Committee deems necessary to fulfill its responsibilities set forth in this Charter. Content of the agenda for each meeting should be set by the Committee chair. A majority of the Committee members shall constitute a quorum for the transaction of business. Members will strive to be present at all meetings.
As necessary or desirable, the Committee may request that members of management, compensation consultants, legal advisors, or others be present at Committee meetings. The Company’s Chief Executive Officer may not be present during the Committee’s deliberations regarding his compensation but may, at the Committee’s request, be present during the Committee’s deliberations (but not during voting) regarding the compensation of the other executive officers of the Company.
The Committee shall maintain written minutes of its meetings and shall submit the minutes to, or otherwise report to and discuss the matters from each Committee meeting with, the Board.
IV. AUTHORITY
In discharging its duties and responsibilities, the Committee may, in its sole discretion, employ one or more independent compensation consultants from time to time to assist in the evaluation of the compensation of the Directors, Chief Executive Officer, and/or other executive officers of the Company. The Committee shall have sole authority to retain and terminate any such compensation consultants, including sole authority to approve the consultants’ fees and other retention terms. The Committee shall also have the authority to engage other advisers (including legal advisers) as it determines necessary and appropriate to discharge its responsibilities, and to demand and receive funding by the

Company for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties.
V. DUTIES AND RESPONSIBILITIES
The Committee’s primary duties and responsibilities are set forth below. The Committee shall also carry out any other duties and responsibilities delegated to it by the Board from time to time that are related to the purposes of the Committee.
1.	The Committee shall review with Company management and approve the overall compensation policy for executive officers of the Company and such other employees of the Company and its subsidiary as the Committee deems appropriate, or as required by any applicable law, rule, or regulation.

2.	The Committee shall (a) review and approve the performance goals and objectives relevant to the compensation of the Company’s Chief Executive Officer; (b) evaluate the performance of the Chief Executive Officer in light of those goals and objectives; and (c) set the compensation of the Chief Executive Officer based on this evaluation. In determining the appropriate compensation of the Company’s Chief Executive Officer, the Committee may consider any matters that it deems relevant, including but not limited to the performance of the Chief Executive Officer, the Company’s performance, the compensation awarded to the Chief Executive Officer in past years, the recommendations of independent compensation consultants, and/or compensation paid to chief executive officers of comparable companies.

3.	The Committee shall review and recommend to the Board of Directors for approval the salary, bonuses, and all other forms of compensation (including all compensation under a “plan,” as such term is defined in Item 402(a)(6) of Regulation S-K promulgated by the SEC, and all non-plan compensation) to be provided to the Chief Executive Officer and other executive officers of the Company.

4.	The Committee shall discuss, review, and/or approve any employee compensation plans to the extent required by applicable laws, rules, and regulations.

5.	The Committee shall administer any equity-based plans or other plans that are required to be administered by the Committee under the terms of such plans or under applicable laws, rules, or regulations, including Rule 16b-3 under the Exchange Act and Section 162(m) of the Code.

6.	The Committee shall review, on a periodic basis, the fees paid to directors (including committee fees), and recommend any changes to the Board.

7.	The Committee shall review and recommend to the Board of Directors for approval all disclosures regarding executive and director compensation to be included in the Company’s proxy statement as required by the rules and regulations of the SEC.

8.	On a periodic basis, but at least annually, the Committee shall review the design, structure, and performance of the Company’s incentive compensation plans and arrangements and assess the effectiveness of the Company’s incentive compensation plans and arrangements in providing risk-taking incentives that are consistent with the Company’s safety and soundness.

9.	The Committee shall review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, and shall obtain the approval of the Board for any amendments to this Charter.
A-2

CROGHAN BANCSHARES, INC.
323 CROGHAN STREET
FREMONT, OH 43420
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M31513-P08940	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CROGHAN BANCSHARES, INC.	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
The Board recommends you vote FOR ALL nominees:				number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐

Nominees:
01)	Claire F. Johansen
02)	Rick M. Robertson
03)	Gary L. Zimmerman

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To ratify the appointment of Clifton Gunderson LLP as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2011	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31514-P08940
REVOCABLE PROXY
CROGHAN BANCSHARES, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011.
This Proxy is solicited on behalf of the Board of Directors of Croghan Bancshares, Inc.
The undersigned, having received notice of the 2011 Annual Meeting of Shareholders of Croghan Bancshares, Inc. to be held at 1:00 p.m., local time, on Tuesday, May 10, 2011, hereby designates and appoints Michael D. Allen, Sr., James R. Faist, and Allan E. Mehlow, and each of them, with authority to act without the others, as attorneys and proxies for the undersigned, with full power of substitution, to vote all common shares, par value $12.50 per share, of Croghan Bancshares, Inc., that the undersigned is entitled to vote at such Annual Meeting or at any adjournment(s) thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and at their discretion on any other business that may properly come before the Annual Meeting.
THIS PROXY WILL BE VOTED: (1) AS DIRECTED ON THE MATTERS LISTED ON THE REVERSE SIDE; (2) IF PERMITTED BY APPLICABLE LAW, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS WHERE A CHOICE IS NOT SPECIFIED; AND (3) IF PERMITTED BY APPLICABLE LAW, AT THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF, INCLUDING, BUT NOT LIMITED TO, THE ELECTION OF ANY SUBSTITUTE NOMINEE RECOMMENDED BY THE BOARD OF DIRECTORS IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE.
In accordance with SEC Rule 14a-4(c)(1), the proxies may exercise discretionary authority to vote this proxy as provided above if the Company did not have notice of the matter on or before February 19, 2011 (i.e., 45 days before the date on which the Company first sent its proxy materials to shareholders for last year’s annual meeting).
The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Annual Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Annual Meeting, by submitting a later-dated Proxy Card, or by attending the Annual Meeting in person and casting a ballot. The undersigned hereby revokes any Proxy previously given to vote such shares at the Annual Meeting.
PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 10, 2011.

CROGHAN BANCSHARES, INC.
CROGHAN BANCSHARES, INC.
323 CROGHAN STREET
FREMONT, OH 43420

Meeting Information
Meeting Type:        Annual Meeting
For holders as of:   March 11, 2011
Date:    May 10, 2011   Time:  1:00 P.M. LOCAL TIME

Location:	Terra Community College Building B, Room B101 2830 Napoleon Road Fremont, OH 43420
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —
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NOTICE AND PROXY STATEMENT         ANNUAL REPORT
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Voting Items

The Board recommends you vote FOR ALL nominees:

1.	Election of Directors:

Nominees:

	01)	Claire F. Johansen
	02)	Rick M. Robertson
	03)	Gary L. Zimmerman

The Board of Directors recommends you vote FOR the following proposal:

2.	To ratify the appointment of Clifton Gunderson LLP as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2011

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.